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                 [LETTERHEAD OF PROVIDENT MUTUAL APPEARS HERE]


                                            December 18, 1995





Providentmutual Life and Annuity Company of America
300 Continental Drive
Newark, Delaware 19613

            Re:  Providentmutual Variable Annuity Separate Account
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Dear Sirs:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-4 File No. 33-_____, ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), of Providentmutual Variable Annuity Separate Account (the "Separate Account") and Providentmutual Life and Annuity Company of America ("PLACA"), covering an indefinite amount of premiums expected to be received under flexible premium deferred variable annuity contracts ("Contracts") to be offered by PLACA. Under the Contracts, amounts will be allocated by PLACA to subaccounts of the Separate Account, the Guaranteed Account or any combination of them, of PLACA as described in the prospectus included in the Registration Statement ("Prospectus").

In my capacity as legal officer of PLACA, I have examined all such corporate records of PLACA and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

     1. PLACA is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The Separate Account is an account established and maintained by PLACA pursuant to the laws of the State of Delaware under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account will be in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of PLACA.

     3. Assets allocated to the Separate Account will be owned by PLACA. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to that Account, will not be chargeable with liabilities arising out of any non-variable life business PLACA may conduct.
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Providentmutual Life and Annuity Company of America            December 18, 1995



     4. The Contracts have been duly authorized by PLACA and when sold in jurisdictions authorizing such sales, will constitute validly issued and binding obligations of PLACA in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Opinion" in the Prospectus.

                                         Very truly yours,

                                         /s/ Linda E. Senker

                                         Linda E. Senker
                                         Legal Officer

LES:fmd